Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is hereby executed and effective as of January 6, 2010, by and between CELSION CORPORATION (“Celsion”) and SEAN MORAN (“Moran”), who are collectively referred to herein as the “Parties.”

WHEREAS the Parties desire and agree to fully and finally resolve any and all existing or potential issues, claims, causes of action, grievances and disputes that do, or could relate thereto or arise out of their employment relationship or severance thereof, without any admission of liability or finding or admission that any of Celsion’s or Moran’s rights, under any statute, claim or otherwise, were in any way violated.  In consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.           The Parties agree that Moran’s employment with Celsion will voluntarily terminate effective as of January 8, 2010 (the “Termination Date”).  Celsion and Moran agree that for a sixty (60) day transition period after the Termination Date, Moran will make himself generally available to provide transition services upon request as mutually agreed with Michael Tardugno, Celsion’s CEO, including the development of a transition plan for redistributing the tasks and responsibilities of his position among other members of Celsion management team.

2.           The Parties further agree that they will cooperate regarding all announcements of Moran’s departure from Celsion and that neither party will issue any release without consulting with and obtaining the consent of the other Party regarding the statements to be contained therein.  The Parties agree that they will not unreasonably withhold consent to any such announcements.

3.           The parties agree not to make disparaging remarks or comments with respect to each other.

4.           Celsion agrees that Moran’s termination of employment shall be treated as “involuntary” and without “just cause” and that Celsion shall abide by the terms of the last bulleted subparagraph of the Celsion offer letter to Moran dated November 21, 2008.

5.           Moran and Celsion acknowledge and agree that, with the exception of the fourth quarter 2009 3% matching contribution, which will be made in January 2010, all matching contributions relative to the 401(k) Plan with respect to Moran’s 2009 compensation have been paid in full, and that no corporate matching contributions with respect to 2010 compensation or severance payments shall be due or payable.  Moran and Celsion further acknowledge and agree that all stock options or stock grants that have not vested are hereby forfeited, and that any vested but unexercised stock options shall be exercisable in accordance with Celsion’s standard corporate policies, or as extended by the consent of the Board, for the exercise of stock options held by employees whose employment with Celsion has terminated.

6.           Moran acknowledges and agrees that, except for 6 unpaid vacation days, Celsion owes him no additional wages, bonuses, benefits, property, stock or compensation of any kind or nature relating to his employment with Celsion, except as expressly provided herein.

7.           Celsion agrees that Moran has fully performed all of his obligations under the terms of his employment to date, and except as provided in Section 1 hereof, he does not owe Celsion further performance thereunder.  Notwithstanding any language to the contrary contained herein, the Parties agree that the provisions of the Employee Proprietary Information Agreement between the Parties dated August 25, 2009 (the “EPI Agreement”) shall remain in full force and effect.

8.           Moran agrees that effective as of the Termination Date, he will surrender to Celsion every item and every document that is Celsion’s property (including but not limited to keys, records, vehicles, computers, peripherals, computer files and disks, notes, memoranda, software, data, inventory and equipment) or contains Company information, in whatever form.  All of these materials are the sole and absolute property of Celsion.

9.           Moran hereby agrees that he will, and hereby does, forever and irrevocably release and discharge Celsion, its officers, directors, employees, agents, stockholders, affiliates, parents, subsidiaries, divisions, predecessors, purchasers, assigns, representatives, successors, successors in interest, and customers from any and all grievances, claims, actions or causes of action, obligations, contracts, promises, damages, judgments, expenses, and liabilities, known or unknown, whatsoever which he now has, has had, or may have, whether the same be at law, in equity, or mixed, in any way arising from or relating to any act, occurrence, or transaction before the date of this Agreement, including without limitation his employment with and separation of employment with Celsion, but excluding any claims arising under or with respect to this Agreement or the EPI Agreement.  This is a General Release.  Moran expressly acknowledges that this General Release includes, but is not limited to, Moran’s intent to release Celsion from any claim relating to his employment at Celsion, including, but not limited to, tort and contract claims, arbitration claims, statutory claims, claims under any state or federal wage and hour law or wage collection law, and claims of age, race, color, sex, religion, handicap, disability, national origin, ancestry, citizenship, marital status, retaliation, or any other claim of employment discrimination under the Age Discrimination in Employment Act (29 U.S.C. §§ 626 et seq., “ADEA”), Title VII of the Civil Rights Acts of 1964 and 1991 as amended (42 U.S.C. §§ 2000e et seq.), the Employee Retirement Income Security Act (29 U.S.C. §§ 1001 et seq.), the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. §§ 1161 et seq.), the Americans With Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. §§ 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), any and all employment discrimination or employment standards statutes contained in the Annotated Codes of Maryland, and any other law relating to employment.

Moran does not waive and release any claim for indemnity under the company’s bylaws and/or under applicable state law with respect to claims for indemnification of officers and directors for acts taken in their capacity as such.  In addition, Moran does not waive any claim for coverage under the company’s directors and officer’s liability insurance policy or any other form of insurance that might provide protection to Moran for any claim lodged against him, arising out of his acts or omissions during his employment with Celsion.

10.           Moran agrees not to sue Celsion or to join in any lawsuit against Celsion or any other person or entity specified in Section 8 concerning any matter which arose prior to the date of this Agreement.  Moran further agrees and covenants not to make, file, assist or encourage others in making or filing any lawsuits, complaints, or other proceedings, including but not limited to any suits in the local or state courts, the United States Federal District Courts or any other court, against Celsion, or any other person or entity specified in Section 8, provided however, that this agreement not to file any suits shall not limit Moran’s right to make indemnity claims or claims related to D&O insurance coverage as expressly permitted by the last paragraph of Section 8.

11.           Celsion hereby forever releases and irrevocably discharges Moran, and his heirs and personal representatives from any and all claims, demands, debts, actions, causes of action, obligations, damages and liabilities which it has ever had, now has or could have with respect to him, arising from or relating in any way, directly or indirectly, to his employment with or separation from Celsion; provided, however, that this release does not include (i) actions arising out of willful malfeasance, fraud, or any illegal activities by Moran in connection with the performance of his duties at Celsion, or (ii) claims arising under or with respect to this Agreement or the EPI Agreement.  Celsion expressly acknowledges that this constitutes a General Release in tort, contract and under any federal, state or local law with respect to the matters being released.

12.           Moran agrees that neither this Agreement nor the negotiations in pursuance thereof shall be construed or interpreted to render him a prevailing party for any reason, including but not limited to an award of attorney’s fees or costs under any statute or otherwise.

13.           Moran represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Celsion or portion thereof or interest therein, and that any such claim is not assignable or transferable.

14.           The Parties further agree that this Agreement shall be binding upon and inure to the benefit of the assigns, personal representatives, heirs, executors, and administrators of Moran and the assigns, personal representatives, heirs, executors, administrators, affiliates, successors, predecessors, subsidiaries, divisions, officers, purchasers, agents, representatives, directors and employees of Celsion, that this Agreement contains and comprises the entire agreement and understanding of the Parties, that there are no additional promises or terms among the Parties other than those contained herein, and that this Agreement shall not be modified except in writing signed by each of the Parties hereto.

15.           The Parties further agree that this Agreement and the rights and obligations hereunder shall be governed by, and construed in accordance with, the laws of the State of Maryland regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.  The state courts of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for Baltimore, Maryland, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or concerning this Agreement.

16.           If any terms of the above provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties.

17.           Moran represents that he has read this Agreement, that he understands all of its terms, that he had a reasonable amount of time to consider his decision to sign it, that he had the opportunity to discuss the terms of this Agreement with an attorney of his choice, that in executing this Agreement he does not rely and has not relied upon any representation or statements made by any of Celsion’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he enters into this Agreement voluntarily, of his own free will and with knowledge of its meaning and effect.

18.           Moran understands that he has had twenty-one (21) days from the date of his receipt of this Agreement, to consider his decision to sign it with respect to claims arising under the ADEA.  Moran expressly agrees that any changes made will not restart the twenty-one (21) day period for considering whether to sign this Agreement as to such claims.  By signing this Agreement, Moran expressly acknowledges that his decision to sign this Agreement was knowing and voluntary, not induced by fraud, misrepresentation, or improper means, and of his own free will.

19.           Moran acknowledges that he may revoke this Agreement only as it pertains to claims under the ADEA for up to and including seven (7) days after his execution of this Agreement, and that the aspects of this Agreement regarding his release of claims under the ADEA shall not become effective until the expiration of seven (7) days from the date of his execution of this Agreement.  This provision regarding revocation shall have no effect on the validity and enforceability of any other term, condition or provision of this Agreement, which becomes effective when signed.

20.           This Agreement is the exclusive severance arrangement provided by Celsion for Moran.  Moran shall not be entitled to receive any severance or other similar benefits under any other severance arrangement or policies maintained or sponsored by Celsion for employees.

21.           This Agreement may be executed by the Parties in multiple counterparts, each of which will be deemed an original.

22.           Each Party is responsible for all costs and expenses incurred by it in the preparation and negotiation of this Agreement, including the costs and expenses of legal counsel, accountants, financial advisors or other consultants or experts.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

WITNESS:                                                                EMPLOYEE

/s/ Marnie Masotti                                /s/ Sean F. Moran
Sean F. Moran

CELSION CORPORATION

/s/ Marnie Masotti                                By:_/s/ Michael H. Tardugno
                       Michael H. Tardugno, President